Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

drugstore.com, inc., a Delaware corporation (the “Company”), and There duPont (“Executive”) enter into this Change of Control Agreement (this “Agreement”) to provide certain benefits to Executive in the event that his employment is terminated as a result of a Change of Control, as defined below.

AGREEMENT

1.	DEFINITIONS

1.1 “Change of Control” means any of the following events:

(a) Consummation of a reorganization, exchange of securities, merger or consolidation involving the Company (each, a “Business Combination”), unless immediately following such Business Combination, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners of the outstanding common stock of the Company immediately prior to such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination, and (ii) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were (or were approved by a majority of) the Incumbent Directors (as defined below) at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

(b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company (as the term “subsidiary” is defined for purposes of Section 424(f) of the Internal Revenue Code of 1986, as amended) (the “Code”); or

(c) Acquisition by a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date of this agreement) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of this Agreement) under the Exchange Act.

For purposes of paragraph (a) above, “Incumbent Director” means a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

1.2 “Change of Control Date” shall mean the first date on which a Change of Control occurs.

1.3 “Post COC Period” shall mean the one-year period commencing on the Change of Control Date and ending on the first anniversary of such date.

2.	TERM

The term of this Agreement (“Term”) shall be for one year following the Change of Control Date, unless extended by the parties hereto.

3.	EMPLOYMENT

3.1 In accordance with the Company’s offer letter to Executive dated May 16, 2007 (“Executive’s Offer Letter”), Company agrees to employ Executive as its Senior Vice President, Operations and Chief Financial Officer, effective May 21, 2007, and Executive accepts such employment. Executive’s employment shall be governed by all of Company’s policies that apply to all other employees.

3.2 Executive’s employment, like that of other Company employees, shall be terminable at will; either party may terminate the employment relationship for any reason at any time.

4.	TERMINATION DURING POST COC PERIOD

In the event of termination of the Executive’s employment during the Post COC Period, all compensation and benefits set forth in this Agreement shall terminate, except as specifically provided in this Section 4.

4.1 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EXECUTIVE FOR GOOD REASON

If during the Post COC Period the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to, in all cases, less any amounts required by applicable law to be withheld by the Company:

(a) receive payment of the following accrued obligations (the “Accrued Obligations”):

(i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and

(ii) any compensation previously deferred by the Executive together with accrued interest or earnings thereon, if any) and any vacation pay that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid;

(b) immediate vesting and exercisability of the options to purchase securities of the Company issued pursuant to Executive’s Offer Letter, and such options shall remain exercisable for up to six months (or such longer period provided under the 1998 Stock Plan) from the date of such termination of employment (but in no event beyond the end of the original term) (the latest such date referred to herein as the “Extension Date”), provided that to the extent not exercised on or prior to the date of your termination of employment, 50% of such options vested hereunder will terminate three months following your termination date, and 50% will terminate on the Extension Date.

4.2 TERMINATION FOR CAUSE OR OTHER THAN FOR GOOD REASON

If during the Post COC Period the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the Accrued Obligations to the extent theretofore unpaid.

4.3 EXPIRATION OF TERM

In the case of a termination of the Executive’s employment as a result of the expiration of the Term of this Agreement, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the Accrued Obligations.

4.4 TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY

If during the Post COC Period the Executive’s employment is terminated by reason of the Executive’s death or Total Disability (defined below), this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or his legal representatives under this Agreement, other than the Company’s obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death). The term “Total Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by an independent physician selected by the Company and reasonably acceptable to the Executive, to perform the duties of his position for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board.

4.5 CAUSE

For purposes of this Agreement, “Cause” means cause given by the Executive to the Company and shall be limited to the occurrence of one or more of the following events:

(a) A clear refusal to carry out any material lawful duties of the Executive or any directions of the Board, all reasonably consistent with the duties of his position, provided the Executive has been given reasonable notice and opportunity to correct any such failure;

(b) Violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any of its subsidiaries;

(c) Deception, fraud, misrepresentation or dishonesty by the Executive, or any incident materially compromising the Executive’s reputation or ability to represent the Company with investors, customers or the public; or

(d) Unauthorized use or disclosure of confidential information or trade secrets.

4.6 GOOD REASON

For purposes of this Agreement, “Good Reason” means

(a) The assignment to the Executive of any duties materially inconsistent with the Executive’s title, position, authority, duties or responsibilities held, exercised and assigned at anytime during the 90-day period immediately preceding the Change of Control Date or any other action by the Company that results in a material diminution in such title, position, authority, duties or responsibilities;

(b) The Company’s requiring the Executive to be based at any office or location other than the office or location that Executive was based immediately prior to the Change of Control Date or at any other place within a 35-mile radius of such location (except for reasonably required travel); or,

(c) Any other material violation of any provision of this Agreement by the Company;

provided, that Executive must provide written notice to the Company of the existence of the Good Reason no later than 90 days after its initial existence and the Company shall have a period of 30 days following its receipt of Executive’s written notice during which it may remedy in all materials respects the Good Reason condition identified in such written notice; and Executive must terminate his employment with the Company within the earlier of one year following the initial existence of the Good Reason condition identified in such written notice or the termination of this Agreement.

4.7 EXCESS PARACHUTE LIMITATION

(a) In the event that the benefits payable hereunder or otherwise upon or following a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or any comparable successor provisions, and would otherwise be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), Executive’s benefits will be either (i) provided in full, or (ii) provided to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever amount would result in Executive’s receipt of the greatest amount of benefits on an after-tax basis, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, notwithstanding that all or some portion of these benefits may be taxable under the Excise Tax. Unless Executive and the Company otherwise agree in writing, any determination required under this paragraph will be made in writing in good faith by a nationally recognized accounting or law firm (the “Expert”). In the event of a reduction of benefits hereunder, Executive will be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Expert’s determination, and Executive has not disputed the Expert’s determination, then the Company will select the benefits to be reduced. For purposes of making the calculations required by this paragraph, the Expert may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. Executive and the Company will furnish to the Expert such information and documents as the Expert may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Expert may reasonably incur in connection with any calculations contemplated by this paragraph.

(b) If, notwithstanding any reduction described in this and the preceding paragraph, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive will be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits will be the smallest such amount, if any, as will be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) will be maximized. The Repayment Amount with respect to the payment of benefits will be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this and the preceding paragraph, Executive will pay the Excise Tax. Notwithstanding any other provision of this and the preceding paragraph, if (i) there is a reduction in the payment of benefits as described in this and the preceding paragraph, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company will pay Executive those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after he pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

5.	ASSIGNMENT

This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.	AMENDMENTS IN WRITING

No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

7.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

8.	ARBITRATION

Any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The arbitration shall be conducted in King County, Washington under the jurisdiction of the Seattle office of the American Arbitration Association. Any demand for arbitration must be made within 60 days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the state of Washington. Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King County, Washington.

9.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement, on and as of the date hereof, constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible.

10.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

EXECUTIVE

/s/ There duPont
There duPont

drugstore.com, inc.

By:	/s/ Dawn Lepore
Its:	Chief Executive Officer and Chairman of the Board